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                                                                    EXHIBIT 23.3



                                  May 3, 1996



Re:  Registration Statement (Form S-1) for Suburban Lodges of America, Inc.



Dear Mr. Krischer



     You have indicated to us that you intend to refer to, include or quote statistical and other information compiled by us, and to identify Smith Travel Research as the source of such information, in Registration Statement (No. 333-2876) on Form S-1 (the "Statement"), as amended, as filed with the Securities and Exchange Commission (it being understood that we will have the opportunity to review the statistical and other information attributed to us in such Statement). We hereby consent to your reference to, inclusion or quotation of such information, and the identification of Smith Travel Research as the source of such information, in the Statement and related materials; provided that, Smith Travel Research shall have no liability to the Securities and
Exchange Commission, or to you,                                              ,
any of the underwriters, or any of the prospective investors with respect to any of such information.



     We request that you include the following sentence in the appropriate section of the Statement after the citation of Smith Travel Research information: "IT SHOULD BE NOTED THAT SMITH TRAVEL RESEARCH HAS NOT PROVIDED ANY FORM OF CONSULTATION, ADVICE OR COUNSEL REGARDING ANY ASPECTS OF, AND IS IN NO WAY WHATSOEVER ASSOCIATED WITH, THE PROPOSED OFFERING."



     Thank you for your cooperation in this matter.



Very truly yours,



Randell A. Smith


CEO



RAS:jw